Amended and Restated Investment Advisory Agreement

EXHIBIT A

Two Roads Shared Trust

Redwood Investment Management, LLC

As amended: March 5, 2020

Fund	Investment Advisory Fee	Effective Date
LeaderShares AlphaFactor U.S. Core Equity ETF	0.75%	September 6, 2018
LeaderShares Systematic Macro Trend (“SMarT”) ETF	0.99%	March 6, 2019
LeaderShares Equity Skew ETF	0.75%	March 5, 2020

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By: /s/ Jim Colantino

Name: Jim Colantino

Title: President

REDWOOD INVESTMENT MANAGEMENT, LLC

By: /s/ Michael Messinger

Name: Michael Messinger

Title: Principal